EXHIBIT 3.3

FIDELITY CORE REAL ESTATE TRUST

CERTIFICATE OF AMENDMENT

THIS IS TO CERTIFY THAT:

1. The Certificate of Trust (the “Certificate”) of Fidelity Core Real Estate Trust, a Maryland statutory trust (the “Trust”), is hereby amended by deleting Article Second of the Certificate in its entirety and substituting the following in lieu thereof:

SECOND: The name of the statutory trust (the “Trust”) is:

Fidelity Core Real Estate Fund

2. The undersigned acknowledges under the penalties of perjury that, to the best of its knowledge and belief, the facts stated herein are true.

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IN WITNESS WHEREOF, the undersigned, who was authorized by the sole trustee of the Trust to execute this Certificate of Amendment, has signed this Certificate of Amendment this 21st day of September, 2022.

FIDELITY CRET TRUSTEE LLC

/s/ Brian C. McLain
Name: Brian C. McLain
Title: Authorized Person